Exhibit 99.8

5/18/15

ANN INC. ASSOCIATES FAQ

The following includes answers to questions that associates may have regarding the announcement that ANN INC. will be acquired by ascena retail group, inc.

As of today, we are still ANN INC. The announcement made today begins the process of the sale of the Company to ascena. Until the acquisition is complete (the “closing date”), there will be no changes to the way the Company runs or to any of your compensation or benefits as a result of the pending transaction. Below are the answers to some more specific questions we anticipate you having. You will receive additional communications over the next several weeks as further details become known. Note that the completion of the transaction is subject to ANN stockholder approval, expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions, and it is possible that factors outside of our control could result in the transaction being completed at a later time, or not at all.

1.	What did ANN announce today?

ANN INC. and ascena retail group, inc. have announced that they have entered into an agreement pursuant to which ascena will acquire all of ANN INC.’s common stock for $47.00 per share, including $37.34 per share in cash and 0.68 of a share of ascena common stock, in a transaction valued at approximately $2.0 billion. The purchase price represents a 21.4% premium over the closing price of ANN shares on Friday, May 15, 2015. At closing, ANN stockholders will own approximately 16% of ascena.

ANN INC.’s Board of Directors unanimously approved the agreement with ascena, which follows an extensive review process undertaken by the Company’s Board of Directors. The process explored a wide range of options reasonably available to the Company in order to enhance stockholder value in the rapidly evolving women’s apparel environment. The review was conducted with the assistance of the Company’s financial advisor, J.P. Morgan, and included evaluating, among other things, continued execution on the Company’s long-term plan as a stand-alone entity, potential transactions with strategic partners and private equity firms, potential acquisition opportunities and potential changes to the Company’s capital structure and payout policy, including expanded share repurchase and/or initiation of a dividend.

The Board unanimously determined that this transaction in the best interests of our stockholders.

2.	How will ANN INC. be integrated into ascena? Will it be a stand-alone business?

ANN will operate as a separate subsidiary under the ascena corporate umbrella. ANN’s senior leadership team is expected to continue to oversee the business.

3.	What will happen to my job? Will there be layoffs?

First, there will be no changes until after the transaction closes, which is expected to be in the second half of 2015. It is too early to give any specifics on plans following close. But bear in mind that we will operate as a separate subsidiary under the ascena corporate umbrella, and that our objective is to continue to grow our business.

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4.	From a practical standpoint, what does this announcement mean?

At this time it remains business as usual for most associates. The primary goal is to continue to remain focused on our clients! There will be a small contingent of associates involved in integration and transition planning. We will communicate to you regularly and consistently to keep you apprised on progress. The plan will be unfolding and as such there are still several instances where we simply do not know the answers.

5.	Can you tell me more about ascena?

ascena retail group, inc. (NASDAQ - ASNA), is a leading national specialty retailer of apparel for women and tween girls, operating, through its wholly-owned subsidiaries, the Lane Bryant, Cacique, maurices, dressbarn and Catherines brands. The Company operates approximately 3,900 stores throughout the United States and Canada, with annualized revenues of $4.8 billion.

6.	Do you expect ANN’s brand positioning, merchandising or product to change in any way as a result of being part of ascena?

ascena was attracted to ANN INC. and was willing to pay a premium for our shares precisely because of our strong and distinctive brands, products and merchandising. There is no question that ascena expects to maintain the quality and specialness of the ANN INC. brands.

7.	Is the sale complete?

No. We expect the transaction to close in the second half of 2015, following satisfaction of the closing conditions, including the receipt of regulatory and stockholder approval.

8.	When will the transaction close? What will happen until then?

The transaction is currently expected to close in the second half of 2015. We anticipate that it will be business as usual prior to and following completion of the transaction.

Additional Information and Where to Find It

In connection with the proposed transaction, ascena intends to file with the SEC a registration statement on Form S-4 that will include a proxy statement of ANN that also constitutes a prospectus of ascena. Investors and security holders are urged to read the proxy statement/prospectus and other relevant documents filed with the SEC, when they become available, because they will contain important information about the proposed transaction.

Investors and security holders may obtain free copies of these documents, when they become available, and other documents filed with the SEC at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by ascena by contacting ascena Investor Relations at (551) 777-6895, or by e-mail at asc-ascenainvestorrelations@ascenaretail.com. Investors and security holders may obtain free copies of the documents filed with the SEC by ANN by contacting ANN Investor Relations at (212) 541-3445, or by e-mail at investor_relations@ANNinc.com.

ascena and ANN and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about ascena’s directors and executive officers is available in ascena’s proxy statement for its 2014 Annual Meeting of Stockholders filed with the SEC on November 3, 2014. Information about directors and executive officers of ANN is available in the proxy statement for the 2015 Annual Meeting of Stockholders of ANN filed with the SEC on April 2, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the Merger when they become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from ascena or ANN using the sources indicated above.

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This document and the information contained herein shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Forward-Looking Statements

In addition to historical information, this document contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which ascena and ANN operate and beliefs of and assumptions made by ascena management and ANN management, involve uncertainties that could significantly affect the financial results of ascena or ANN or the combined company. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. Such forward-looking statements include, but are not limited to, statements about the benefits of the transaction involving ascena and ANN, including future financial and operating results, the combined company’s plans, objectives, ratings, expectations and intentions. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to creating value for stockholders, integrating ascena and ANN, providing stockholders with a more attractive currency, and the expected timetable for completing the proposed transaction — are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. For example, these forward-looking statements could be affected by factors including, without limitation, risks associated with the ability to consummate the Merger and the timing of the closing of the Merger; the ability to obtain requisite regulatory approvals; the ability to successfully integrate our operations and employees; the ability to realize anticipated benefits and synergies of the transaction; the potential impact of the announcement of the transaction or consummation of the transaction on relationships, including with employees, credit rating agencies, customers and competitors; the ability to retain key personnel; the ability to achieve performance targets; changes in financial markets, interest rates and foreign currency exchange rates; negative rating agency actions; and those additional risks and factors discussed in reports filed with the SEC by ascena and ANN from time to time, including those discussed under the heading “Risk Factors” in their respective most recently filed reports on Form 10-K and 10-Q. Neither ascena nor ANN undertakes any duty to update any forward-looking statements contained herein.